EXHIBIT B

In consideration of the promises made by the Company to Employee in the Separation Agreement and Complete Release of Liability to which this Exhibit B is attached, Employee agrees to the following additional post-employment covenants:

1.
Anti-Solicitation of Employees. During the Severance Pay Period, Employee will not, directly or indirectly, or by action in concert with others, solicit or induce or attempt to solicit or induce, any person who is employed by the Company to leave his or his employment with the Company and/or to perform services of any kind for any other person, firm or corporation.

2.
Anti-Solicitation of Customers and Clients. During the Severance Pay Period, Employee will not, directly or indirectly, either on Employee’s own behalf or on behalf of any other person, firm, or corporation, divert or take away, or call on or solicit or attempt to call on or solicit, any of the Company’s current customers or clients for the Company’s current contracts and prospective re-competes and new business opportunities of which Employee had any knowledge.

3.
Non-Competition. During the Severance Pay Period, Employee will not accept an employment or consulting relationship (or own or have any financial interest in), directly or indirectly, with any entity engaged in the business of providing services to military, government and commercial customers within Vectrus’ specific lines of service.

4.
Covenant Against Disclosure. Employee will not, at any time, disclose information identified as confidential or which, from the circumstances, in good faith, and good conscience ought to be treated as confidential, relating to the products, services, inventions, discoveries, trade secrets, secret processes, price lists, business plans, or any other information of the business or affairs of the Company or any other person, firm, or corporation, which Employee acquired or developed in connection with or as a result of Employee’s employment with the Company.

/s/ TRW
/s/ FAP
7/06/2015